[Placer Sierra Bancshares Letterhead]	Exhibit 5.1

December 9, 2005

Board of Directors

Placer Sierra Bancshares

525 J. Street

Sacramento, CA 95835

Re:	Form S-3 Registration Statement under the Securities Act of 1933

Ladies and Gentlemen:

This opinion is rendered in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Act”) relating to the registration of up to 7,222,379 shares (the “Shares”) of common stock, no par value (“Common Stock”), of PLACER SIERRA BANCSHARES, a California corporation.

I have examined the Registration Statement and the prospectus contained in the Registration Statement. I have also reviewed the originals or copies certified or otherwise identified to my satisfaction of such corporate records, certificates and documents and I have made such investigations of law, as I have deemed appropriate for the purpose of rendering this opinion.

With respect to the documents examined, I have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as certified or reproduced copies. I also have obtained from the officers of the Company such advice as to such factual matters as I consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, I have relied on such advice without investigation. I have also relied, without investigation, upon certificates and other documents from, and conversations with, public officials.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations set forth below, I am of the opinion that the Shares which are the subject of the Registration Statement are validly issued, fully paid, and non-assessable shares of Common Stock.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part of the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission adopted under the Act.

This opinion is given as of the date hereof, and I hereby disclaim any obligation to notify any person or entity after the date hereof of any change in fact or law should change my opinion with respect to any matter set forth in this letter. This opinion is solely for your benefit and may not be relied upon by any other person.

Very truly yours

/s/ ANGELEE J. HARRIS
Angelee J. Harris, EVP, General Counsel and Secretary